Exhibit 99.1

Corbus Pharmaceuticals Reports 2015 Second Quarter Financial Results and Provides Business Update

Norwood, MA (August 13, 2015) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage drug development company targeting rare, chronic, and serious inflammatory and fibrotic diseases, announced today its financial results for the quarter ended June 30, 2015.

The Company also provided an update on its corporate progress and the clinical status for its investigational drug Resunab™, a novel oral drug that resolves chronic inflammation and fibrotic processes. Resunab is currently in a Phase 2 clinical study in skin-predominant dermatomyositis and is scheduled to commence Phase 2 clinical trials for the treatment of cystic fibrosis (“CF”) and diffuse cutaneous systemic sclerosis (“scleroderma”) during the third quarter.

Corporate Highlights

•	Received a $5 million development award from Cystic Fibrosis Foundation for a Phase 2 clinical study in CF;

•	Uplisted to The NASDAQ Capital Market and selected for inclusion in the FTSE Russell MicroCap® Index;

•	Issued a call notice for the exercise of the remainder of its outstanding investor warrants that could provide up to $6.2 million in gross proceeds in addition the $4.4 million already received for the six months ended June 30, 2015;

•	Commenced patient dosing in a Phase 2 clinical study of Resunab for the treatment of skin-predominant dermatomyositis funded by the National Institutes of Health (“NIH”);

•	Received U.S. Food and Drug Administration (“FDA”) Orphan Drug Designation for Resunab for the treatment of scleroderma;

•	Presented positive preclinical data demonstrating that Resunab resolves lung inflammation, reduces bacterial load, and improves survival in a CFTR-deficient mouse model;

•	Received clearance from the FDA to initiate Phase 2 clinical trials with Resunab in 70 adults with CF and in 36 adults with systemic sclerosis; and

•	Appointed Charles N. Serhan, Ph.D., a leading authority in inflammatory resolution and the first to identify the role of anti-inflammatory cellular mediators, to the Company’s Scientific Advisory Board.

“We have continued to make notable progress advancing our clinical programs for Resunab with the start of patient dosing in our dermatomyositis Phase 2 study, funded by the NIH, as well as preparing for the launch our Phase 2 studies in CF and systemic sclerosis,” commented Yuval Cohen, Ph.D., Chief Executive Officer of the Company. “We anticipate continued momentum in the near-term with additional clinical, pre-clinical, regulatory and corporate milestones.”

Expected Near-Term Milestones

•	Launch the Phase 2 clinical study of Resunab for the treatment of diffuse cutaneous systemic sclerosis in the third quarter of 2015;

•	Launch the Phase 2 study of Resunab for the treatment of CF in the third quarter of 2015;

•	File for an EU Investigational Medicinal Products authorization for Resunab with the European Medicines Agency in the third quarter of 2015;

•	File the Resunab application for U.S. and European Orphan Drug Designation for the treatment of CF in the third quarter of 2015;

•	File an application for European Orphan Drug Designation for scleroderma in the third quarter of 2015; and

•	Present additional data at upcoming peer-reviewed scientific conferences on the biological properties of Resunab and its unique mechanism of action for resolving inflammation in CF.

“The next twelve months will be extremely important for the Company. We remain focused on the successful execution of our clinical development programs and believe that Resunab offers the best therapeutic approach to reducing the inflammatory and fibrotic components that play such key roles in the disease progression of CF, scleroderma and dermatomyositis,” stated Dr. Cohen. “Importantly, we look to expanding our pipeline, both within as well as by acquiring external assets.”

Summary of Financial Results for Second Quarter 2015

For the three months ended June 30, 2015, the Company reported a net loss of approximately $2,563,000, or a net loss per diluted share of $0.10, compared to a net loss of approximately $505,000 or a net loss per diluted share of $0.02 for the three months ended June 30, 2014. For the six months ended June 30, 2015, the Company reported a net loss of approximately $4,098,000 or a net loss per diluted share of $0.16, compared to a net loss of approximately $621,000 or a net loss per diluted share of $0.04 for the three months ended June 30, 2014. The increase in the net loss for the three and six months ended June 30, 2015 is attributable to a ramp up of the Company’s operations to support the upcoming clinical trials in scleroderma and cystic fibrosis and the costs associated with being a public company.

For the six months ended June 30, 2015, the Company received approximately $4.4 million from the exercise of warrants. In May 2015, the Company received a $1,250,000 milestone payment from the Cystic Fibrosis Foundation. The Company ended the quarter with approximately $9,243,153 of cash and cash equivalents.

Further, in July 2015 the Company issued a call notice for the redemption of certain outstanding warrants issued to investors from April 2014 through May 2014. On August 26, 2015, all Investor Warrants that are not exercised will be redeemed at a price of $0.0001 per Investor Warrant. The redemption of the remaining warrants is expected to total up to $6.2 million of additional gross proceeds if all of the warrants are exercised.

Based on management’s current projections, it believes it has sufficient financial resources to fund operations into the fourth quarter of 2016.

About Resunab™

Resunab™ is a novel synthetic oral drug that is a preferential agonist to the CB2 receptor expressed on activated immune cells. CB2 activation triggers endogenous pathways that resolve inflammation and halt fibrosis. Pre-clinical and Phase 1 studies have shown Resunab to have a favorable safety, tolerability and pharmacokinetic profile. It has also demonstrated promising potency in pre-clinical models of inflammation and fibrosis. Resunab triggers resolution of inflammation by increasing production of “Specialized Pro-resolving Lipid Mediators of Inflammation” and anti-inflammatory mediators, while reducing production of pro-inflammatory mediators and reducing the numbers of immune cells in affected tissues. Resunab has direct effects on fibroblasts to halt tissue scarring. In effect, Resunab triggers endogenous pathways to turn “off” chronic inflammation and fibrotic processes, without causing immunosuppression.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic and serious inflammatory and fibrotic diseases. Our lead product candidate Resunab™ is a novel oral drug that resolves chronic inflammation and fibrotic processes. Resunab is scheduled to commence Phase 2 clinical trials for the treatment of cystic fibrosis and diffuse cutaneous systemic sclerosis (“scleroderma”) in 2015. In July 2015, we initiated a Phase 2 clinical trial of Resunab in skin-predominant dermatomyositis funded by a grant from the National Institute of Arthritis and Musculoskeletal and Skin Diseases of the National Institutes of Health to the University of Pennsylvania School of Medicine.

For more information, please visit www.CorbusPharma.com and connect with the Company on Twitter, LinkedIn, Google+ and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Collaboration revenue	$113,636	$—	$113,636	$—

Operating expenses:
Research and development	1,707,256	169,443	2,430,686	231,360
General and administrative	969,076	294,854	1,780,945	338,582

Total operating expenses	2,676,332	464,297	4,211,631	569,942

Operating loss	(2,562,696)	(464,297)	(4,097,995)	(569,942)

Other expense:
Interest expense	(393)	(11,232)	(1,372)	(22,395)
Interest income	548	578	1,108	623
Change in fair value of warrant liability	—	(29,966)	—	(28,448)
Foreign currency exchange loss	—	309	—	(425)

Other income (expense), net	155	(40,311)	(264)	(50,645)

Net loss	$(2,562,541)	$(504,608)	$(4,098,259)	$(620,587)

Net loss per share, basic and diluted	$(0.10)	$(0.02)	$(0.16)	$(0.04)

Weighted average number of common shares outstanding, basic and diluted	26,901,100	22,071,172	26,434,174	14,532,561

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,243,153	$6,262,445
Prepaid expenses	249,143	270,556

Total current assets	9,492,296	6,533,001

Restricted cash	13,730	13,728
Property and equipment, net	58,725	54,044

Total assets	$9,564,751	$6,600,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$144,389
Accounts payable	1,069,213	344,160
Accounts payable-related party	200,000	—
Accrued expenses	390,038	249,491
Deferred revenue, current	681,616	—

Total current liabilities	2,340,867	593,651

Deferred revenue, non-current	454,748	—

Total liabilities	2,795,615	593,651

Commitments and Contingencies

Stockholders’ equity
Preferred Stock $0.0001 par value: 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—

Common stock, $0.0001 par value; 150,000,000 shares authorized, 30,745,627 and 25,938,332 shares issued and outstanding at June 30, 2015 and December 31, 2014	3,075	2,594

Additional paid-in capital	15,291,395	10,287,214
Accumulated deficit	(8,525,334)	(4,427,075)

Total stockholders’ equity	6,769,136	5,862,733

Total liabilities and stockholders’ equity	$9,564,751	$6,456,384

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Media Contact

David Schull or Marissa Goberdhan

Russo Partners, LLC

Phone: +1 (858) 717-2310

Email: david.schull@russopartnersllc.com

Email: marissa.goberdhan@russopartnersllc.com

Source: Corbus Pharmaceuticals Holdings, Inc.